UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2026

NICOLET BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Wisconsin	001-37700	47-0871001
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 North Washington Street
Green Bay, Wisconsin 54301
(Address of principal executive offices)

(920) 430-1400
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	NIC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter.)

Emerging Growth Company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 20, 2026, the Compensation Committee of Nicolet Bankshares, Inc. (“Nicolet”) recommended equity awards to the members of the executive team and certain members of the senior management team who have been integrally involved in the execution and anticipated successful integration of MidwestOne Financial Group, Inc. (“MidWestOne”) and expected continued achievement of metrics that are designed to result in high performance levels of the combined entity. The equity awards consist of an aggregate of 101,000 restricted stock units that will vest upon the satisfaction of certain performance-based metrics described in the awards over approximately a 3-year performance period concluding December 31, 2028. Michael E. Daniels was awarded 20,000 restricted stock units, and H. Phillip Moore, Jr., Eric J. Witczak, Brad V. Hutjens, and William M. Bohn were each awarded 10,000 restricted stock units. One-third of the restricted stock units will vest upon the closing of the Nicolet / MidWestOne transaction, an additional one-third will vest based on achievement of above average peer bank Return on Average Assets percentiles for the three-year period through December 31, 2028, and the final one-third will vest based on achievement of a cumulative earnings per share (“EPS”) target for the three-year period through December 31, 2028. The aggregate grant date value of all of the equity awards is $13 million, which will be recognized over the three-year vesting period for years 2026 through 2028.

Item 5.07	Submission of Matters to a Vote of Security Holders.
Nicolet held a special meeting of its shareholders on Monday, January 26, 2026, related to Nicolet’s proposed merger with MidWestOne. At the special meeting, Nicolet’s shareholders voted on and approved three proposals, as described below and in more detail in the joint proxy statement / prospectus filed by Nicolet with Securities and Exchange Commission on December 17, 2025. Nicolet’s shareholders cast their votes as set forth below.
Proposal 1:    Merger Agreement and Share Issuance.
A proposal to approve and adopt the Agreement and Plan of Merger dated October 23, 2025, as the same may from time to time be amended, between Nicolet and MidWestOne, pursuant to which MidWestOne will merge with and into Nicolet, including the issuance of shares of Nicolet common stock in the merger.

For	Against	Abstain	Broker Non-Votes
10,229,249	48,210	18,945	1,257,200
Proposal 2:    Adjournment.
A proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the merger agreement and the transactions contemplated by the merger agreement.

For	Against	Abstain	Broker Non-Votes
10,099,561	173,450	23,393	1,257,200
Although Proposal 2 was approved, the adjournment of the special meeting was not necessary because Nicolet’s shareholders approved Proposal 1.
Proposal 3:    Amendment to Nicolet’s Articles to Increase Authorized Shares.
A proposal to amend Nicolet’s Articles of Incorporation, as amended, to increase the number of authorized shares of Nicolet’s common stock, par value $0.01, from 30,000,000 to 60,000,000 shares.

For	Against	Abstain	Broker Non-Votes
11,240,298	267,339	45,967	N/A

Item 7.01	Regulation FD Disclosure.

On January 20, 2026, Nicolet’s Board of Directors approved a $60 million increase to the common stock repurchase authorization. At December 31, 2025, approximately $19 million remained available for common stock repurchases under the current board authorization.
As of January 22, 2026, Nicolet had received all regulatory approvals for the MidWestOne Merger and the Bank Merger. Assuming other closing conditions are satisfied, Nicolet expects to complete the MidWestOne Merger on February 13, 2026.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 26, 2026	NICOLET BANKSHARES, INC.

		By:	/s/ H. Phillip Moore, Jr.
H. Phillip Moore, Jr.
Chief Financial Officer